EXHIBIT 2.2

                            SHARE TRANSFER AGREEMENT

                                    between

                            PERSTORP NEDERLAND B.V.

                                      and

                       AB Grundstenen 87345,556586-1423,
                            under change of name to
                         Decorative Surfaces Holding AB

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                               TABLE OF CONTENTS

1.  DEFINITIONS ............................................................ 1
2.  SALE AND PURCHASE OF SHARES ............................................ 6
3.  CLOSING ................................................................ 6
4.  PURCHASE PRICE ......................................................... 7
5.  CLOSING BALANCE SHEET .................................................. 8
6.  WARRANTIES OF THE SELLER ...............................................10
7.  BREACH OF WARRANTIES ...................................................19
8.  PENSIONS ...............................................................24
9.  PRE CLOSING OBLIGATIONS ................................................24
10. POST-CLOSING OBLIGATIONS ...............................................25
11. CERTAIN POST-SIGNING AND PRE-CLOSING MATTERS ...........................31
12. CONFIDENTIALITY ........................................................31
13. NON-COMPETE OBLIGATION .................................................31
14. MISCELLANEOUS ..........................................................33
15. APPLICABLE LAW AND ARBITRATION .........................................35


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                            SHARE TRANSFER AGREEMENT

This Agreement is made by and between Perstorp Nederland B.V., registered file number 23059504, a corporation organized and existing under the laws of the Netherlands, having its registered office at Rontgenstraat 18, 3261LK OUD BEIJERLAND, the Netherlands, hereinafter referred to as the "Seller", and AB Grundstenen 87345, 556586-1423, under change of name to Decorative Surfaces Holding AB, hereinafter referred to as the "Buyer".

WHEREAS,

(A) The Seller is the owner of all the shares in Perstorp Surface Materials AB, Reg No 556247-6316, a Swedish company with a registered share capital of SEK twenty two million eight hundred ninety eight thousand (22,898,000) divided into 228.980 issued shares, each having a par value of SEK one hundred (100) (the "Company").

(B) The Company owns all the shares in Perstorp Surface Materials Holding B.V., registered file number 23092338, a Dutch holding company, which in its turn is the sole or majority shareholder in a number of subsidiaries (the "Holding Company").

(C) The Company is, through the Holding Company and its subsidiaries, engaged in the development, manufacturing, marketing and sale of decorative and industrial laminates, foils and printed paper.

(D) The Buyer wishes to acquire all shares in the Company from the Seller and the Seller wishes to sell the said shares to the Buyer on the terms and conditions set forth herein.

NOW THFREFORE, the parties hereto have agreed as follows.

1.   DEFINITIONS

As used in this Agreement the following terms shall have the meaning set out below, unless otherwise expressly stated or made evident through the context in which the term is used.


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1.1 "Accounts"                shall mean the EBIT Statements and Accounts Date
                              Balance Sheet for the Group attached hereto as
                              Schedule 1.1.

1.2 "Accounts Date"           shall mean December 31, 1999.

1.3 "Accounts Date Balance    shall mean the unaudited pro forma balance sheet
    Sheet"                    as of the Accounts Date attached hereto as
                              Schedule 1.1.

1.4                           [Reserved]

1.5 "Accounting               shall mean generally accepted accounting
    Principles"               principles in Sweden as supplemented by the
                              accounting principles set out on page 46 in the printed annual report for the Perstorp Group for the fiscal year ending December 31, 1998 (which report has been made available in the Dd-Material).

1.6 "Affiliate"               shall mean any company, person, or other legal
                              entity, which at any time is, directly or indirectly, through shareholding, voting powers or otherwise, controlled by, controlling or under common control with the Seller or the Buyer.

1.6.1 "Brazilian Indemnity"   shall mean a full mutual indemnity, in the format
                              attached hereto as Schedule 1.6.1.

1.7 "Business"                shall mean the business of the Companies regarding
                              the development, manufacturing, marketing and sale of decorative and industrial laminates, foils and printed paper as presently carried out by them.

1.8 "Business Day"            shall mean any day when banks are open in Sweden.

1.9 "Closing"                 shall mean the consummation of the transaction on
                              the Closing Date as set forth in Article 3.

1.10 [Reserved]

1.11 "Closing Balance Sheet"  shall mean the audited balance sheet for the Group prepared in accordance with the Accounting
                              Principles applied on a consistent basis with the Accounts as of the Closing Date in accordance with
                              Article 5 below.

1.11.1 "Closing Cash"         shall mean the aggregate amount of "Cash and Bank
                              balance", excluding cash pool amounts included in


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                              the definition of Internal Net Indebtedness
                              determined and calculated in accordance with the Accounting Principles as of the Closing Date in SEK according to the Closing Balance Sheet.

1.11.2 "Closing Date"         shall mean March 24, 2000.

1.11.3 "Closing Indebtedness" shall mean the Indebtedness as of the Closing Date in SEK according to the Closing Balance Sheet.

1.11.4 "Closing Internal Net  shall mean the actual net amount as of the Closing
       Indebtedness"          Date of all debts, including cash-pool amounts,
                              but excluding trade accounts receivable and payable, owed by or to any of the Companies to or by any other company in the Perstorp Group (i.e.
                              "Current financial liabilities to the Perstorp AB
                              Group").

1.12 "Closing Net Working     shall mean the amount in SEK of the Net Working
     Capital"                 Capital for the Group as of the Closing Date, and
                              established pursuant to Article 5 below in accordance with the Accounting Principles.

1.13 "Companies" or "Group"   shall mean the Company together with the Holding
                              Company and the Subsidiaries (as specified in Schedule 1.31) attached hereto.

1.14 "Dd-Material"            shall mean the due diligence information made
                              available by the Seller for review by the Buyer prior to the date hereof and specified in Schedule
                              1.14 attached hereto as well as any information contained or referred to in this Agreement and its Schedules.

1.15 "EBIT Statements"        shall mean the unaudited pro forma EBIT Statements
                              for the Group attached hereto as Schedule 1.1.

1.16 "Employees"              shall mean all employees in the Companies on the
                              Closing Date.

1.16.1 "Estimated Cash"       shall mean a good faith estimate of the Closing
                              Cash submitted by the Seller to the Buyer not later than on March 17, 2000, however not to exceed a maximum of SEK twenty million
                              (20,000,000).

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1.17 "Estimated Internal Net  shall mean a good faith estimate of the Closing
     Indebtedness"            Internal Net Indebtedness submitted by the Seller
                              to the Buyer not later than on March 17, 2000.

1.17.1 "Estimated             shall mean a good faith estimate of the
       Indebtedness"          Indebtedness of the Group as of the Closing Date
                              submitted by the Seller to the Buyer not later than on March 17, 2000.

1.18 "Environmental Laws"     shall mean all laws, regulations, compulsory
                              directives and non-appealable judgements concerning health, safety or environmental matters which have been or are at the Closing Date applicable to any of the Properties or any business now or previously conducted by any of the Companies.

1.19 "Group" or "Companies"   shall mean the Company together with the Holding
                              Company and the Subsidiaries.

1.19.1 "Indebtedness"         shall mean the actual net aggregate amount in SEK
                              of

                              (i)   "Provision pensions"
                              (ii)  "Long term financial liabilities"
                              (iii) "Short term financial liabilities" and
                              (iv)  "Current financial liabilities to the
                              Perstorp AB Group" (i.e. Internal Net
                              Indebtedness)

                              determined and calculated according to the Accounting Principles applied on a consistent basis with the Accounts.

1.20 "Intellectual Property"  shall mean all registered and unregistered intellectual property, including, but not limited to, patents, designs, drawings, descriptions, utility models, inventions, know-how, tradenames, trademarks, business logos and copyrights, as well as applications for registration of any such intellectual property rights.

1.21 "Internal Agreements"    shall mean the agreements specified in Schedule
                              1.21 for supply of materials, products, services and provision of Intellectual Property between any of the Companies, on one hand, and any company in the Perstorp Group, on the other hand, in force at the date of signing of this Agreement and contained in the Dd-Material.

1.22 "Internal Net            shall mean the actual net amount of all debts,
     Indebtedness"            including cash pool amounts but excluding trade
                              accounts


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                              receivable and payable, owed by or to any of the
                              Companies to or by any other company in the Perstorp Group (i.e. "Current financial liabilities to the Perstorp AB Group").

1.23 "Leased Properties"      shall mean all real estate and premises leased by
                              any of the Companies at signing of this Agreement.

1.23.1 "Net Working           shall mean "Total assets" less: (i) "Intangible
       Capital"               fixed assets", (ii) "Tangible fixed assets",
                              (iii) "Cash and bank balances", (iv) "Other provisions", (v) "Other longterm liabilities",
                              (vi) "Accounts payables", (vii) "Accrued costs and other current liabilities", and (viii) "Tax
                              Liabilities", determined and calculated in accordance with the Accounting Principles.

1.24 "Owned Properties"       shall mean all real estate and buildings owned by
                              any of the Companies at signing of this Agreement.

1.25 "Parent Company"         shall mean Perstorp AB (publ), reg No.
                              556024-6513, the parent company of the Seller.

1.26 "Perstorp Group"         shall mean the group of companies in which the
                              Parent Company is the ultimate parent company other than the Companies.

1.27 "Properties"             shall mean the Leased Properties and the Owned
                              Properties.

1.27.1 "Reference Net Working shall mean the reference Net Working Capital for
       Capital" the Group, which is agreed to be SEK six hundred forty five million (645,000,000).

1.28 "SEK"                    shall mean Swedish Crowns; the lawful currency of
                              Sweden.

1.29 "Shares"                 shall mean all of the shares in the Company.

1.30 "Tax"                    shall mean all direct and indirect taxes and
                              charges, social security fees, duties and other assessments by any authority or governmental body.

1.31 "Subsidiaries"           shall mean all Companies controlled by the Holding
                              Company as shown in Schedule 1.31.


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2. SALE AND PURCHASE OF SHARES

2.1 Subject to the terms set forth herein, the Seller sells to the Buyer and the Buyer purchases from the Seller the Shares, with effect as of the Closing Date.

2.2 On March 1, 2000 the Buyer shall pay to the Seller by wire transfer of immediately available funds USD five million (5,000,000) (equal to a SEK amount calculated as per the official fixing rate as of the date of signing this Agreement) to the account set out in Section 3.4(i) or another account as designated by the Seller to the Buyer in writing, being a prepayment of the corresponding portion of the Purchase Price. The due and full prepayment as stated in this Section 2.2 shall constitute a condition precedent on the part of the Seller. Hence the Seller is bound by this Agreement only if, and as of when, full payment is made when due.

3. CLOSING

3.1 Closing shall take place at the Closing Date at the offices of Mannheimer Swartling, Helsingborg, Sweden.

3.2 The obligation of the Buyer to consummate the Closing is subject to satisfaction of the following:

     there shall not have occurred any event which constitutes a material adverse effect on the Business taken as a whole since the date of this Agreement, it being agreed that said condition precedent shall apply only to events specific to the Group and not to events of a general character; including but not limited to general economic changes or events on the financial markets; as evidenced by a certificate signed by an officer of the Seller to that effect.

     The obligation of the Seller to consummate the Closing is subject to the Buyer having duly fulfilled its obligation pursuant to Section 2.2.

3.3  At Closing, the Seller shall

     (i) deliver to the Buyer the share certificates representing the Shares (together with any coupons and/or talons pertaining thereto), duly endorsed in blank; and

     (ii) provide to the Buyer the shareholders' register of the Company; and

     (iii) deliver to the Buyer letters of resignation of the members, including alternates, of the board of directors (other than labour representatives) of each of the Companies, in which they waive any claims against any


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          of the Companies for directors fees or similar compensation.

     (iv) deliver to the Buyer a duly executed Seller Brazilian Indemnity.

3.4  At Closing, the Buyer shall

     (i) pay the remaining part (after prepayment according to Section 2.2) of the Purchase Price (as set out in Section 4.1 below) by wire transfer of immediately available funds to the bank account of Perstorp Treasury AB in Skandinaviska Enskilda Banken, Malmo, Sweden, account number 5662-1000014; and

     ii) pay, on behalf of the Companies, to the Seller the Estimated Internal Net Indebtedness in the manner and to the bank account set out in subparagraph (i) above; and

     (iii) deliver to the Seller a duly executed Buyer Brazilian Indemnity; and

     (iv) procure that an extraordinary general meeting of shareholders in each of the Companies is held in order to elect new members of the boards of directors.

4.   PURCHASE PRICE

4.1 Subject to any post-Closing adjustment set out in Sections 4.2-4.3, the purchase price for the Shares is SEK one billion five hundred million (1,500,000,000), reduced by an amount equal to the Estimated Indebtedness and increased by an amount equal to the Estimated Cash (the "Purchase Price").

4.2 The Purchase Price shall be adjusted by the difference on a SEK for SEK basis, if any, between the Closing Net Working Capital and the Reference Net Working Capital, between the Closing Indebtedness and the Estimated Indebtedness and between the Closing Cash and the Estimated Cash.

4.3 If the Closing Net Working Capital differs from the Reference Net Working Capital by more than SEK ten million (10,000,000) (i.e. the interval MSEK 635-MSEK 655 for the Closing Net Working Capital shall be an interval within which no adjustment shall be made to the Purchase Price) and/or the Estimated Cash is higher or lower than the Closing Cash, and/or the Estimated Indebtedness is higher or lower than the Closing Indebtedness, all three (3) determined or accepted, as the case may be, pursuant to
     Article 5 below, the Seller or the Buyer, as applicable, will, within ten
     (10) Business Days after the final determination or acceptance, as the case may be, of the Closing Net Working Capital, the Closing Indebtedness and the Closing Cash make payment by wire transfer in immediately available funds of the amount of such difference (except as regards Closing Net Working Capital, adjustment for


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     which shall be made only to the extent Closing Net Working Capital exceeds
     655 MSEK or is less than 635 MSEK), together with interest thereon, from the Closing Date until the date of payment at a rate equal to four (4) percent per annum calculated on the basis of the actual number of days elapsed, divided by 365 days, to such bank account as has been designated in writing by the other party.

4.4 If the Estimated Internal Net Indebtedness is higher or lower than the Closing Internal Net Indebtedness, then the Seller or the Buyer, as applicable, according to the principles set out in Section 4.3 shall pay the difference. The determination or acceptance as the case may be of the Closing Internal Net Indebtedness shall also be made according to said principles. No adjustment pursuant to this Section 4.4 shall be necessary to the extent such adjustment would duplicate an adjustment made pursuant to Section 4.3.

5.   CLOSING BALANCE SHEET

5.1 The Buyer and the Seller will immediately upon Closing start cooperating with the objective of agreeing upon the Closing Balance Sheet, which Closing Balance Sheet will fairly present the assets and liabilities of the Group as of the Closing Date in accordance with the Accounting Principles, and will include the Closing Net Working Capital, the Closing Internal Net Indebtedness, the Closing Cash and the Closing Indebtedness (hereinafter jointly referred to as the "Final Figures") and the computation of any adjustment of the Purchase Price or payment provided for in Section 4.4, if any, derived therefrom together with the amount of any amount payable by the Seller or the Buyer, as the case may be, to the other party according to Sections 4.3 or 4.4 above.

     In establishing the Closing Balance Sheet, all fixed assets shall be valued at the book values reflected in the Accounts less depreciation according to plan until the Closing Date and all inventory of raw materials, products in process, finished products and consumables shall be valued on the basis of a joint physical stock take carried out by the parties in connection with the Closing Date.

5.2  If the Buyer and the Seller have not been able to agree as contemplated in
     Section 5.1 above within thirty (30) calendar days after the Closing Date, then within another five (5) Business Days thereafter, the Seller will deliver to the Buyer a draft Closing Balance Sheet (the "Draft Closing Balance Sheet") setting forth the Seller's determination of the Closing Balance Sheet and the Final Figures and a computation of the adjustment of the Purchase Price or payment provided for in Section 4.4, if any, derived therefrom and the amount payable by the Seller or the Buyer, as the case may be, to the other party according to Section 4.3 above, if any. The Buyer will then review the Draft Closing Balance Sheet during a maximum period of Men (15) calendar days from the date on


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     which the Buyer received the Draft Closing Balance Sheet from the Seller.

5.3 Following the completion of the Buyer's review of the Draft Closing Balance Sheet, the Buyer shall notify the Seller in writing whether the Buyer accepts the Seller's computation of the Closing Balance Sheet and the Final Figures and any proposed adjustment of the Purchase Price derived therefrom or disagrees therewith, such notification to be made no later than on the last day of the Buyer's review period described in
     Section 5.2 above. If the Buyer disagrees therewith by a notice timely made as aforesaid, the Buyer shall furnish to the Seller as part of such notice an adjusted Closing Balance Sheet and computation of the Final Figures which (i) sets forth in reasonable detail the adjustments to the Draft Closing Balance Sheet, and (ii) specifies in reasonable detail the Buyer's basis for its disagreement with the Seller's computation (such adjusted Closing Balance Sheet is referred to as the "Adjusted Closing Balance Sheet"). If the Buyer fails to express its disagreement within the stipulated period of time, then the Draft Closing Balance Sheet will constitute the Closing Balance Sheet for purposes of this Agreement and the Buyer will be deemed to have accepted the Seller's computation of the Final Figures and any adjustment of the Purchase Price or payment provided for in Section 4.4, if any, derived therefrom. Any amount that is not in dispute at that time will then be promptly paid by the party obliged to make such payment hereunder to the party entitled to receive such payment.

5.4 If, within fifteen (15) calendar days after the date on which the Seller received the Adjusted Closing Balance Sheet, the Seller determines in good faith that the computation set forth therein is inaccurate, the Seller shall give notice to the Buyer within the same period of time, (i) setting forth the Seller's determination of the Final Figures, and (ii) specifying in reasonable detail the Seller's basis for its disagreement with the Buyer's computation. If the Seller fails to express its disagreement within the stipulated period of time, then the Adjusted Closing Balance Sheet will constitute the Closing Balance Sheet for purposes of this Agreement and the Seller will be deemed to have accepted the Buyer's computation of the Closing Balance Sheet and the Final Figures and any adjustment of the Purchase Price or payment provided for in Section 4.4, if any, derived therefrom. Any amount that is not in dispute at that time will then be promptly paid by the party obliged to make such payment hereunder to the party entitled to receive such payment.

5.5 During any period of time referred to in Sections 5.1-4 above, the Seller, the Buyer and their respective authorized representatives - including Ernst & Young or any other internationally recognized accounting firm as the Seller shall designate in writing to the Buyer, and Arthur Andersen or such other internationally recognized public accounting firm as the Buyer shall designate in writing to the Seller - will be entitled to review, during normal business hours, the books, records and work papers of the Companies in order to cooperate as intended in this Article 5 as well as prepare or review the Draft Closing Balance


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     Sheet or the Adjusted Closing Balance Sheet. The Buyer and the Seller will otherwise also cooperate with each other and with each other's authorized representatives in connection with such preparation or review.

5.6  If, subsequent to the Buyer's receipt of the Seller's notice under Section
     5.4 above, the Buyer and the Seller are unable to resolve any remaining disagreement between them within thirty (30) calendar days after the giving of such notice, then the items in dispute may be referred by either party for determination to the accounting firm KPMG, Stockholm, Sweden (the "Accountants") as promptly as practicable. The Accountants will make a determination as to each of the items in dispute, which determination will be (i) in writing, (ii) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants, and (iii) conclusive and binding upon each of the parties hereto. Each of the parties hereto will use its best efforts to cause the Accountants to render their decision as soon as practicable, including without limitation by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. After the resolution of all outstanding disputes, the parties will cause to be prepared a calculation of the Closing Balance Sheet and the Final Figures and any adjustment of the Purchase Price or payment provided for in
     Section 4.4, if any, that reflects the Accountants' final resolution of all outstanding issues (the "Final Closing Balance Sheet"). The Final Closing Balance Sheet will supersede all prior versions thereof and be regarded as the Closing Balance Sheet for purposes of this Agreement. All costs and expenses of the Accountants will be equally shared by the Buyer and the Seller.

 6.  WARRANTIES OF THE SELLER

     The Seller warrants and represents to the Buyer as of signing of this Agreement in accordance with this Article 6.

6.1  Corporate

6.1.1 The Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder. This Agreement has been duly authorized and constitutes a binding obligation of, and is enforceable against, the Seller in accordance with its terms. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation, bylaws or corresponding documents of Seller or any of the Companies or (ii) violate any applicable law, rule, regulation, judgement, injunction, order or decree.

6.1.2 The Shares represent the entire issued share capital of the Company and are legally and validly issued and fully paid.


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6.1.3 There are no outstanding subscriptions, options or similar rights relating to the Shares and no securities, agreements or arrangements, which entitle any company or person to acquire any share in any of the Companies.

6.1.4 The Seller has full and transferable title to the Shares and has the right to sell and deliver the Shares to the Buyer in accordance with the terms of this Agreement free and clear of all liens, claims, options, encumbrances, any other security interest or other restrictions whatsoever.

6.1.5 The Company has full title to all of the shares in the Holding Company and these shares are free and clear of all liens, claims, options, encumbrances and any other security interests and other restrictions whatsoever and represent the entire issued share capital of the Holding Company and are legally and validly issued and fully paid for.

6.1.6 The Holding Company has full title to all the shares (except as expressly disclosed in Schedule 1.31) in the Subsidiaries as set out in Schedule
      1.31 and these shares are free and clear of all liens, claims, options, encumbrances and any other security interests and, save for statutory restrictions, other restrictions whatsoever and represent the corresponding issued share capital of each of the Subsidiaries respectively and are legally and validly issued and fully paid for.

6.1.7 The Companies are duly organized and validly existing under the laws of the country of domicile and have full corporate power and all licences, permits and authorizations necessary in any material respect to carry on their respective businesses as now conducted and to own, lease and operate the assets and properties used in connection therewith and they are not subject to liquidation (other than as set out in Schedule 1.31) or insolvency proceedings and have not declared a suspension of payment.

6.1.8 The Group has no subsidiaries and does not own any interest, directly or indirectly, in any corporation or partnership and does not have any branch office in any country (other than as set out in Schedule 1.31).

6.1.9 Perstorp Surface Materials (UK) Ltd's subsidiaries set forth in Schedule
      1.31 have ceased trading and shall be liquidated or subject to equivalent measures which actions will not cause the Companies any loss or cost except for normal handling costs in connection thereto.

6.2  Financial

6.2.1 The Accounts Date Balance Sheet:

     (a) fairly states the net assets of the Group at the Accounts Date and has (except as set forth in Schedule 1.1), been prepared in accordance with the Accounting Principles; and


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     (b)  contains and reflects such reserves as were required by the Accounting
          Principles; and

     (c) sets forth all contingent liabilities required to be set forth according to the Accounting Principles.

6.2.2 The EBIT Statements;

     (a) fairly state the EBIT of the Group on the basis of Accounting Principles subject to what is set forth in Schedule 1.1; and

     (b) have (subject to what is set forth in Schedule 1.1) been extracted from the underlying financial records used for the preparation of the audited consolidated financial statements of Parent Company.

6.2.3 The activities of the Companies during the period as from December 31, 1999 until the Closing Date have been conducted only in the ordinary course of business with a view to maintaining the Business as a going concern and there has not occurred since December 31, 1999 until Closing
      (i) any material change in the operations of the Companies; or (ii) any change in the Accounting Principles; and Seller has not since December 31, 1999, implemented any increase in the rates of compensation - including bonuses - payable or to become payable to any Employee, agent, independent contractor or consultant other than increases made in the ordinary course of any annual or other periodical revisions. Further, since December 31, 1999, the Companies have not (i) declared or paid any dividend or made any distribution with respect to their capital stock; (ii) directly or indirectly redeemed any of their shares of capital stock; or (iii) agreed to do to any of these acts.

6.2.4 The aggregate negative impact of the Internal Agreements for the Group on a proforma basis throughout 1999 (i.e. had these agreements applied during the entire year) do not exceed

      - SEK two million four hundred thousand (2,400,000) on an EBIT basis and
      - SEK two million eight hundred thousand (2,800,000) on an EBITDA basis compared to corresponding aggregate costs charged or revenues allocated to the Group in Schedule 1.1;

      (i.e. the EBIT of the Group for 1999, determined and calculated in accordance with the Accounting Principles applied on a consistent basis with the Accounts and subject to the same methodology and principles as applied in Schedule 1.1, being SEK one hundred six million eight hundred thousand (106,800,OOO) and


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     the EBITDA of the Group for 1999, determined and calculated in accordance with the Accounting Principles applied on a consistent basis with the Accounts and subject to the same methodology and principles as applied in
     Schedule 1.1, being SEK one hundred eighty four million seven hundred thousand (184,700,000).

6.3  Assets and Properties

6.3.1 Each of the Companies has, with the exception of certain leasing arrangements, good and marketable title, free and clear of all liens, encumbrances and any other security interests, to all assets as are shown in the Accounts and will be shown in the Closing Balance Sheet, respectively.

6.3.2 The Companies have good and marketable title to the Owned Properties, free and clear of any leases, mortgages or liens.

6.3.3 Except as disclosed in Schedule 6.3.3, the Companies' present use of the Properties conforms in all material respects to applicable planning regulations, fire and safety regulations, to the requirements of the relevant local authorities and to laws governing the Properties or the use thereof.

6.3.4 All requisite material permissions have been obtained and are valid for works made by the Companies on the Properties and all conditions or restrictions imposed by any such permissions have in all material respects been complied with or are in the ordinary course of the business in the process of being obtained.

6.3.5 The machinery, equipment and computer equipment owned by the Companies are Year 2000 compliant and continued to operate in their normal manner on and after midnight December 31, 1999 through January 31, 2000.

6.3.6 The Companies have good and marketable title to their inventory and such title is free and clear of all liens, and encumbrances, pledges, security interests and other claims and the quantity of inventory for the Group as a whole is under present circumstances regarded as normal in the ordinary course of business.

6.4  Licenses, permits etc.

6.4.1 All material licenses, consents, permits and authorisations required for carrying on the Business in its present form have been obtained and are valid or are in the ordinary course of the business in the process of being obtained.

6.4.2 Except as disclosed in Schedule 6.4.2, the Companies have conducted their businesses in all material respects in accordance with applicable laws or regulations, including laws and regulations relating to competition.

6.4.3 Except as disclosed in Schedule 6.4.3, none of the Companies has granted warranties for goods sold or services rendered other than (i) those in force by operation of law in such jurisdictions where the respective Company is working, or (ii) those which are substantially the same as or comparable to those used by other companies in the same type of business for similar goods and/or services.

6.4.4 The Companies have no current liability nor to the best of Sellers' knowledge is there any basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against the Companies arising out of any injury to persons or property as a result of the ownership, possession, use of or exposure to any product manufactured, sold or delivered by the Companies.

6.5  Agreements

6.5.1 Except as contained in the Dd-Material, there exist no other contracts or agreements, which are material for the Business. For the purposes of this
      Section 6.5, "material for the Business" shall mean any obligation of the Companies amounting to MSEK five (5) or more. None of the Companies is party to a material contract or agreement unrelated to the Business.

6.5.2 None of the Companies is to the best of Seller's knowledge

     (i) in any material default under any provision of any contract or agreement material for the Business to which any of them is a party or bound; or

     (ii) a party to any contract or agreement material for the Business to which the counterparty has made any material breach.

6.5.3 Each contract or agreement material for the Business is a valid and binding agreement of one of the Companies, as the case may be, and is in full force and effect.

6.5.4 The Internal Agreements are the only material agreements in force between any of the Companies, on one hand, and companies within the Perstorp Group, on the other hand and the information in Schedule 1.21 fairly presents in material respects the terms and conditions of such Internal Agreements and is not contradictory to said agreements.

6.5.5 Except as set forth in Schedule 6.5.5, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or any of the

     Companies or to a loss of any benefit to which Seller or any of the Companies is entitled under any provision of any agreement or other instrument binding upon Seller or any of the Companies, or result in the creation or imposition of any lien on any asset of any of the Companies that could materially interfere with the ability of the Companies to conduct their business as presently conducted.

6.6  Intellectual Property

6.6.1 All registered Intellectual Property owned by as well as all material Intellectual Property licensed to the Companies is specified in the Dd-Material. The registrations, where applicable, of such Intellectual Property are in force and can, where applicable, be transferred to the Companies as set out in Section 10.9.

6.6.2 Except as disclosed in Schedule 6.6.2, none of the Intellectual Property presently used in the Business has, to the best of Seller's knowledge, been held or stipulated to be invalid, nor has its validity been challenged.

6.6.3 Seller is not aware that any third party is in any material respect infringing upon any Intellectual Property Right owned or used by the Companies.

6.6.4 Except as disclosed in Schedule 6.6.4, there are no claims pending or, to the best of Seller's knowledge, threatened against the Companies, the Parent Company or its Affiliates regarding any infringement of any Intellectual Property related to the Business belonging to a third party and none of the Companies, the Parent Company or its Affiliates has received any notice of such infringement claim.

6.6.5 All know how of any of the Companies used in the Business, including but not limited to operational handbooks, technical drawings, internal information, documentation and operational instructions is available in such company and is readily accessible.

6.6.6 The property and assets owned or ]eased by the Companies, or which they otherwise have the right to use plus contractual services arrangements constitute all of the property, assets and arrangements used, relied upon or held for use in connection with the Business currently conducted.

6.7  Insurance

6.7.1 The Companies maintain and have since 1995 maintained insurance of fire, product and general liability, use and occupancy and other forms of insurance covering the Properties and its assets as well as the Business in amounts and against such losses and risks as set out in the Dd-Material, and valid policies for such insurance are now and will be outstanding and duly in force on the Closing

     Date (but as regards global Perstorp Group policies not thereafter).

6.7.2 All claims that have been made under the global insurance policies maintained by the Perstorp Group since 1995, including a summary of the substance, amount, and resolution of each claim are accounted for in the Dd-Material (for the avoidance of doubt, it is noted that claims under local insurance policies below MSEK five (5) are not included).

6.8  Employees

6.8.1 Except as disclosed in Schedule 6.8.1, the specification, salaries, allowances and other benefits as well as other material terms and conditions to employees being member of the management of the Companies as disclosed in the Dd-Material are correct, true and complete.

6.8.2 Except as disclosed in the Dd-Material, there are no collective bargaining agreements or other agreements with trade unions or deferred compensation agreements, pension, profit sharing, severance pay or retirement plans, agreements or arrangements presently in force with respect to any of the Employees.

6.8.3 Except as disclosed in Schedule 6.8.3, since January 1, 1996 none of the Companies has been engaged or involved in any labour dispute with any Employee, labour union, staff association or any other body representing workers and no event has occurred which, to the best of Seller's knowledge, could reasonably be expected to give rise to any such dispute or action.

6.8.4 The Companies are under no obligation to amend the provisions of any employment agreement or to increase any salary of any Employee other than as is provided for in existing employment agreements or in applicable collective bargaining agreements.

6.8.5 Each employee benefit plan, including pension plans, to which any of the Companies is a party or under which any of them has an obligation or which are maintained, contributed to or sponsored by Seller or its Affiliates or any of the Companies for the benefit of any current or former employee of any of the Companies is now and, to the best of the Seller's knowledge, has at all times in the past been operated in accordance with the requirements of all applicable laws.

6.8.6 Each of the Companies has performed in all material respects all obligations required to be performed by it under each employee benefit plans, and is not in material default under any of the employee benefit plans.

6.8.7 According to the actuarial assumptions and valuations most recently used for the purpose of funding each benefit plan, the total amount of value of the funds available under such plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeds the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which the Companies have or would have after the Closing any obligation, as set forth in detail in Schedule 8A-8C.

6.8.8 Except as disclosed in Schedule 6.8.8, there is no person previously employed by any of the Companies who has a right to re-employment with any of the Companies other than according to law.

6.8.9 Each of the Companies has fulfilled its obligations, if any, to its employees and trade unions arising from the completion of the transaction contemplated by this Agreement.

6.9  Litigation

6.9.1 Except as disclosed in Schedule 6.9.1, none of the Companies has been served with any summons or notice to arbitrate, and there is, no suit, administrative, arbitration or other legal proceeding pending or, to the best of the Seller's knowledge threatened against any of them, and there is no such suit or proceedings pending or threatened by any of the Companies against any person or party.

6.9.2 None of the Companies is in default under any law or regulation in any jurisdiction or under any court or other government order, as the case may be which would have a material adverse effect on the Business.

6.10  Environmental

6.10.1 Except as disclosed in Schedule 6.10.1, the Companies have obtained all necessary approvals, permits and consents required for its operations under Environmental Laws as presently conducted and all such approvals, permits and consents are in full force and effect and, so far as the Seller is aware, there are no facts or circumstances which may lead to any such approvals, permits or consents being revoked, cancelled or modified.

6.10.2 Except as disclosed in Schedule 6.10.2, the operations of the Companies have in material respects at all times been carried out in compliance with Environmental Laws and approvals, permits and consents granted pursuant to Environmental Laws.

6.10.3 Except as disclosed in Schedule 6.10.3, there are no claims, complaints, investigations or other proceedings being taken, made pending or, to the best of the Seller's knowledge, expected under Environmental Laws in connection with the operations of the Companies and there is no actual or, to the best of the

       Seller's knowledge, contingent liability to repair, restore or clean up any of the Properties under Environmental Laws.

6.10.4 To the best of Seller's knowledge there have been no material environmental investigations, studies, audits, tests, reviews or other reports conducted by any of the Companies, or in the possession of any of the Companies or the Seller or its Affiliates with respect to any property now or formerly owned or leased by the Companies, which have not been previously disclosed to and provided to Buyer.

6.10.5 Except as disclosed in Schedule 6.10.5, the Companies have no current liability, and to the best of the Seller's knowledge, the Companies have not exposed any of their employees to any substance or condition that could form the basis for a legally binding obligation of any Company in respect of any illness or personal injury to any present or former employee of the Companies.

6.11 Tax

6.11.1 The Companies have timely filed with the appropriate tax authorities all tax returns and reports due to be filed for all tax periods ending prior to the Closing Date and such filings are true, correct and complete and all information required for a correct assessment of Tax has been provided, and none of the Companies is in default with payment of any Taxes. The Companies have incurred liabilities for taxes only in the ordinary course of business (it being noted that there is a deferred tax liability related to the sale of Perstorp Surface Materials (UK) Ltd to the Holding Company not exceeding SEK twenty million (20,000,000) which will not be triggered as long as Perstorp Surface Materials (UK) Ltd remains a direct or indirect subsidiary of the Company). There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation within which to assess any amount or the filing due date applicable to any tax declaration.

6.11.2 Except as disclosed in Schedule 6.11.2, there is no tax audit, dispute or litigation currently pending with respect to the Companies and there is no basis for assessment of any Taxes against the Companies for the period prior to the Closing Date which have not been paid or have not been duly provided for in the books of the Companies.

6.12 Information

      No Schedule or Exhibit attached hereto or any other document provided by the Seller in the Dd-Material contains, to best of Sellers knowledge, any untrue statement of a material fact or has omitted a material fact necessary to make the statements contained therein not misleading.

6.13 Knowledge

     Where reference in this Article 6 is made to the best of the Seller's "knowledge" or to the Seller being, or not being, as the case may be, "aware", such qualification shall be deemed to be restricted to the actual knowledge of any of the following persons after having made due and proper enquiries:

     Mats Tuner, Torbjorn Clementz, Jan-Eric Bergstrom, Anders Carlsson, Jan Adamsson, Jorgen Karlsson, Lars Svensson, John Rowntree, Carlos Haya Arreytunandia, Desio Santos Duarte, Henk Vanstaen, Magnus Lindquist, Diane Tate, Dennis Rasmussen, Claes Bjorkne and Ake Fredriksson and the knowledge or awareness of any other employee in the Perstorp Group shall consequently be disregarded.

7.   BREACH OF WARRANTIES

7.1 The warranties provided by the Seller in Article 6 above as well as the provisions of this Article 7 are intended to exclusively govern the matter of warranties and the procedures to be followed in case of any breach of the Seller's warrants. The Buyer waives any claim it may have outside the Seller's explicit warranties and undertakings set out in this Agreement. The Seller's warranties do not apply to any requirements for competition law filings or approvals required in connection with the transactions contemplated by this Agreement; such requirements being the Buyer's sole responsibility pursuant to Sections 10.3 and 10.12; subject to the obligation of the Seller to provide certain assistance to Buyer pursuant to Section 10.3.

7.2 In case any of the warranties given by the Seller in Article 6 above should not be correct and such incorrectness results in damages, costs, liabilities, expenses or losses for the Buyer or any of the Companies ("Loss"), the Seller shall compensate the Buyer for such Loss subject to the limitations set forth in this Article 7 provided, however that the Buyer's sole remedy for breach of any of the warranties in Sections 6.2.2 and 6.2.4 shall be as set forth in Section 7.2A.

7.2A Notwithstanding anything to the contrary in this Agreement and save as set out below in relation to the Internal Agreements, the Buyer's sole remedy for breach of warranty in Section 6.2.2 shall be that the Seller shall indemnify the Buyer with an amount equal to eight (8) times the aggregate amount (of negative and positive EBIT figures) by which the EBIT of the Group for 1999 is negatively affected.

     Notwithstanding anything to the contrary in this Agreement, the Buyer's sole remedy for breach of the warranty in Section 6.2.4 shall be as follows:

     The Internal Agreement(s) causing the negative impact, shall in accordance with Section 10.13 be adjusted as to pricing, subject to the permitted scope of deviation in EBIT as calculated pursuant to Section 6.2.4 and only to the extent necessary to ensure that, effective as of January 1, 2000 and for the periods thereafter (during the remaining term of the relevant Internal Agreements), had the Internal Agreements (as adjusted) been in effect during 1999, the warranty in Section 6.2.4 would not have been breached provided that any volume driven fluctuations, indexations or external cost/price changes in year 2000 and beyond shall not be taken into account; all other terms and conditions of the Internal Agreement(s) shall remain effective.

     For the avoidance of doubt, it is noted that the limitations in Article 7 (other than the limitations of Section 7.4(f), and Section 7.5 and solely with respect to the second and third paragraph of this Section 7.2A, other than the limitations of Section 7.8 and Section 7.9 - i.e. Sections 7.8 and
     7.9 apply on the first paragraph of this Section 7.2A) apply also on claims pursuant to this Section 7.2.A.

7.3 The Seller shall not be liable to compensate the Buyer for any Loss unless

     (i) the Buyer not later than within thirty (30) days after the Buyer becomes aware of the Loss, issues a written notice to the Seller and not later than thirty (30) days thereafter, provides the Seller with relevant documentation describing the nature and amount of the Loss in reasonable detail and

     (ii) such claim is notified to the Seller not later than October 1, 2001, or in respect of claims for breach of the warranties in Sections 6.1.9 or
     6.10 above or claims pursuant to Sections 7.12 - 7.14 below not later than twenty four (24) months from the Closing Date or, in respect of claims for breach of warranties in Section 6.11, not later than thirty
     (30) days after (x) the expiry of the period provided by the statute of limitations applicable to such Tax or (y) a final decision by the competent tax authority or court, whichever is later.

7.4  The Seller shall not be liable for any Loss to the extent the Loss

     a) is resulting from a change in applicable laws and regulations, rates of Tax or accounting principles implemented subsequent to the date of signing this Agreement; or

     b)   [Reserved]

     c) is recoverable under any insurance policy and the Buyer has not diligently pursued, or procured that the Companies diligently pursues, any insurance claim in respect thereof; or

     d) is punitive (for the avoidance of doubt excluding fines, pecuniary penalties and sanctions), indirect or consequential (including but not limited to loss of profit and loss of goodwill) provided, however, that notwithstanding the foregoing, the Seller shall be liable for any such Loss which represents a claim by a third party for indirect or consequential damages which constitutes a legal and valid obligation of an entity in the Group or constitutes a settlement approved by the Seller pursuant to Section 7.6; or

     e) is covered by a provision or reserve that has been made in the Closing Balance Sheet in respect of any item, matter, fact or occurrence giving rise to a Loss; or

     f) is substantially related to any matter, fact or circumstance the Buyer had actual knowledge of on the date of signing this Agreement.

     The limitations of Section 7.4(f) shall not apply in respect of Losses pursuant to Section 6.11.1.

7.5 The Buyer has, prior to the signing of this Agreement, had limited access to the Dd-Material. The Buyer warrants to the Seller that, based on information in its possession, it is not aware that the Buyer has a valid claim under any representation or warranty given by the Seller in this Agreement (other than those representations and warranties contained in Section 6.11.1 which shall not be subject to the limitations of this
     Section 7.5) and that Schedule 7.5 lists all of the due diligence reports prepared by the Buyer and its advisors in connection with the transactions contemplated by this Agreement. At signing, the parties shall each obtain a complete set of copies of the Dd-Material and the Seller shall obtain a complete set of copies of the aforesaid reports.

7.6 If any third party shall notify the Buyer or any of the Companies with respect to any matter which may give rise to a claim for compensation against the Seller under this Article 7, then the Buyer shall promptly (and any event within ten (10) Business Days after receiving notice of the claim) notify the Seller thereof in writing and the Seller will have the right to assume and thereafter conduct at its expense the defence of the claim with counsel of its choice. The failure to so notify the Seller shall not relieve the Seller of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Seller. Buyer shall be entitled to participate in the defence of any such claim and to employ separate counsel of its choice for such purpose. Notwithstanding the foregoing, the Seller will not consent to the entry of any judgement or enter into any settlement with respect to the claim without the prior written consent of the Buyer (which shall not be unreasonably withheld) unless the judgement or proposed settlement involves only the payment of money damages and such settlement completely and unconditionally releases Buyer and its affiliates from any claims relating thereto. Unless and until the Seller assumes the defence of the claim, the Buyer may defend against the claim. In no event will the Buyer consent to the entry of any judgement or enter into any settlement with respect to the claim without the prior written consent of the Seller (which shall not be unreasonably withheld). In connection with the defence of any claim, the defending party shall consult with the other party and act in good faith.

     Notwithstanding the foregoing, any matter which is covered by insurance, shall be handled according to the applicable insurance policy provisions.

7.7 In case the Buyer, or any of the Companies, will recover any payment or reduce any cost in respect of a Loss for which the Seller has compensated the Buyer, the Buyer shall refund to the Seller the recovered amount or reduced cost referable to such Loss.

7.8  Except with respect to claims for breach of warranties in Section 6.1,
     6.10 and 6.11 the Buyer shall not be entitled to compensation under the provisions of this Article 7 for any individual Loss which is less than SEK three million (3,000,000) provided, however, that in the event the amount of the Loss exceeds the said amount, the Buyer is entitled to be compensated for the full amount.

7.9  Except with respect to claims for breach of warranties in Section 6.1,
     6.10 and 6.11 the Buyer shall only be compensated under the provisions of this Article 7 if the aggregate amount of all Losses exceeds SEK thirty seven million five hundred thousand (37,500,000) provided, however, that in the event the amount of all Losses exceeds the said amount, the Buyer is entitled to be compensated only for further Losses in excess of such amount;

7.10 The aggregate liability of the Seller for all Losses and other payments hereunder including but not limited to Section 7.12-7.14 shall in no event exceed fifty (50) % of the aggregate of the Purchase Price and the Closing Indebtedness.

7.11 The Buyer shall not be entitled to rescind this Agreement as a result of breach of any of the Seller's warranties or for any other matter.

7.12 Seller shall as set out below compensate Buyer on a SEK by SEK basis for actual claims, losses, damages, costs and liabilities, including but not limited to remediation costs, third party claims and public fines but, for the avoidance of doubt, excluding 0) loss of future profits, loss of goodwill, effect of business interruption and other indirect and consequential costs, losses, claims and damages and (ii) capital expenditure and related costs and expenses incurred in fixing E & S
     Issues (as defined in Section 7.15 below) ("Environmental Loss") incurred by the Companies directly attributable to the matters described in environmental reports forming part of the Dd-Material, in each case provided that (i) no Environmental Loss is subject to compensation unless based on circumstances existing on or prior to the Closing Date (it being noted, for the avoidance of doubt, that liability which would not have occurred but for the development or change of use of a Property taking place after the Closing Date, is not compensated) and (ii) only measures necessary to fulfil obligations in accordance with Environmental Laws in force as at the date of signing of this Agreement, shall be reimbursed and no change in applicable laws and regulations thereafter shall increase in any way the liability of the Seller.

     In case the Buyer becomes aware of an Environmental Loss the Buyer shall promptly issue a written notice thereof to the Seller. The Buyer shall without delay provide the Seller with information and documentation relating to the Environmental Loss and before any measures are taken by the Buyer or the Companies in relation to an Environmental Loss. The Buyer or the Companies shall in good faith consult with the Seller regarding the measures to be taken by the Buyer in relation to the Environmental Loss, as decided by the appropriate authority if applicable and subject to applicable insurance policies provisions, if any. The Buyer shall use its best reasonable efforts to mitigate any Environmental Loss by relying on any insurance cover available, existing agreements and any other means of mitigation available to the Buyer and the relevant company in the Group (including its successor(s) in business, if any).

     The exceptions in Sections 7.4 f) and 7.5 and the provisions of Sections 7.3(i) and 7.6 do not apply for issues pursuant to this Section 7.12.

7.13 The scope of the Seller's liability related to Environmental Law matters shall exclusively be based on Section 6.10.1-6.10.5 and 7.12-7.15 (except that the limitations in Section 7.3, 7.4 a)-f) and 7.5 shall apply except where otherwise explicitly stated) and the Seller shall not be responsible for any Environmental Law matter pursuant to any other warranty. Compensation from the Seller to the Buyer for breaches of warranties set forth in Sections 6.10.1 - 6.10.5 and pursuant to Section
     7.12 shall be limited as follows.

     (a) An individual Loss (including Environmental Losses) up to SEK one million (1,000,000) shall not be reimbursable (each a "Reimbursable Loss").

     (b) Reimbursable Losses (including Environmental Losses) thereafter up to an aggregate amount of SEK fifty million (50,000,000) are compensated by the Seller alone.

     (c) Reimbursable Losses (including Environmental Losses) thereafter up to an aggregate amount of SEK fifty million (50,000,000) are compensated by the Seller at a pro rata portion of fifty (50)%; and

     (d) Reimbursable Losses (including Environmental Losses) in excess thereof are compensated by the Seller alone.

7.14 Compensation in respect of Sections 6.10.1 - 6.10.5 and 7.12 - 7.13 is not subject to the limitations in Sections 7.8 and 7.9. It is included in the limitation in Section 7.10.

7.15 As regards the environmental and safety issues and actions described in
     Schedule 7.15 (the "E&S Issues"), it is agreed that the Buyer shall be solely responsible for any and all capital expenditure, costs and expenses actually incurred in fixing said E&S issues, The Seller shall not be liable to compensate the Buyer for E&S Issues pursuant to any other representation, indemnity or warranty in this Agreement.

8.   PENSIONS

     The parties agree that the provisions of Schedule 8 relating to pension schemes and other pension arrangements shall apply.

9.   PRE CLOSING OBLIGATIONS

9.1 The Holding Company owns shares in Decorative Laminates, Inc., Tampa, Florida, United States ("DLI"). For the purposes of this Agreement, DLI, related assets and guarantee are not included in the Group. Prior to the Closing Date, the Seller shall have bought said shares and the receivables of DLI at book value and released the guarantee issued by Perstorp do Brasil LTDA in the amount of MUSED two (2) or take such other actions, so as to have said assets and undertaking removed from the Group. The Seller shall indemnify and hold the Buyer and its Affiliates harmless from all costs, claims and expenses which might result from DLI, related assets, the guarantee and the removal of DLI and the related assets from the Group. Up to December 31, 2000, the Buyer shall cause the Group to cooperate, provide information and execute relevant documents, reasonably necessary for the handling of business issues related thereto, with all reasonable costs and expenses incurred in connection therewith to be paid by the Buyer and all other costs and expenses to be paid by the Seller.

9.2 Prior to the Closing Date, the Seller shall, free of charge and at no cost or expense to the transferee, have caused all land and buildings in Burstadt, Germany related to the Business (the "Burstadt Facilities") to be transferred to the Group; provided that, any stamp duty payable in connection with such transfer shall be paid 50% by the Seller and 50% by the Buyer; provided further that no amounts in respect of the Burstadt Facilities shall be included for purposes hereof in any of Net Working Capital, Indebtedness, Estimated Cash or Closing Cash. The parties acknowledge that for internal accounting purposes a purchase price of SEK fifty million (50,000,000) sha11 be allocated to the Burstadt Facilities. In respect of warranties and liability for the Burstadt Facilities, the provisions in Chapter 6 and 7 hereof shall apply.

9.3 Further, the Seller shall prior to the Closing Date cause Pergo Holding AB or Perstorp Laminatproduktion AB (as the case may be) and Perstorp Surface Materials (Germany) GmbH ("PSM") to enter into an agreement under the following key terms:

     (i) PSM shall have a first right to offer to print paper for Pergo products.

     (ii) Pergo Holding AB shall undertake not to remove its current printing cylinders from PSM's Burstadt plant to use them for printing elsewhere save that access shall be permitted during business hours and that necessary measures or any claim protection vis a vis third party creditors may be taken.

     (iii) However, the above commitments are subject to (i) PSM's prices and services being competitive as regards quality, timing and prices and
          (ii) PSM being able to deliver.

10.  POST-CLOSING OBLIGATIONS

10.1 Each Party will use its reasonable endeavours to take, or cause to be taken, all such actions and do all things necessary as may be necessary or appropriate in order to effectuate the transaction contemplated by this Agreement.

10.2 The Buyer shall use its best reasonable efforts to release companies in the Perstorp Group from all guarantees and undertakings given by any of them for the obligations of any of the Companies as set out in Schedule
     10.2. In case such a release is not obtained in writing, the Buyer shall promptly and fully indemnify and hold the Seller and its Affiliates harmless from any and all costs or expenses resulting from such guarantees and undertakings.

10.3 The Buyer will give any notices to, make any filings with, and use its best reasonable efforts to obtain any authorisations, consents and approvals of governmental competition authorities, necessary for consummation of the transaction contemplated by this Agreement, at its own cost and expense. The Seller shall promptly render the Buyer all relevant and reasonable assistance in providing such documentation and information as the Buyer may reasonably require to pursue such notifications. The Buyer shall on an on-going basis keep the Seller fully informed in writing of said filings and the processing thereof.

10.4 Seller shall assure that external financing agreements of the Group will allow the Buyer to pay on behalf of the relevant company in the Group all the external financial loans at the Closing Date (with exception of the loan in the amount of SEK four million nine hundred fifty thousand (4,950,000) from China Construction Bank which is due to be paid back in June 2000 (the "Chinese Loan")) without incurring any penalties and shall provide the Buyer with information necessary to make such payments. The Seller shall indemnify the Buyer and the relevant debtor company for penalties and premiums, if any, incurred in connection with the repayment of the Chinese Loan on its scheduled repayment date.

10.5 The Buyer has informed the Seller that the financial statements delivered by Seller to Buyer referred to in Section 6.2 do not comply with the requirements of Regulation S-X under the U.S. Securities Act of 1933 ("Regulation S-X") to which the Buyer is subject. Buyer intends to seek relief from the Securities and Exchange Commission (the "SEC") pursuant to Rule 3-13 ("Rule 3-13 Relief") under Regulation S-X permitting the Buyer to provide financial statements other than those required by Regulation S-X. Buyer intends to request permission to provide the financial statements as set out in Schedule 10.5 in each case prepared in accordance with Swedish GAAP with a reconciliation to U.S. GAAP, but without any cash flow statements (the "Minimum Required Financial Statements"), and Buyer has informed Seller that the SEC may, as a condition to granting Rule 3-13 Relief, seek additional financial statements ("Additional Required Financial Statements") or impose other conditions, including without limitation a requirement that the financial statements be prepared in accordance with U.S. GAAP.

     The Seller has informed the Buyer, that the Group used to be an operational business area in the previous structure of the Perstorp Group, that it was formed as a separate group of legal entities during fall 1999 and that accordingly, all financial information prior thereto must be collected from financial records for other companies.

     The Seller shall (i) use its best efforts to assist Buyer in obtaining Rule 3-13 Relief, (ii) cooperate, and shall cause each of the Companies to cooperate, with the Buyer, its counsel, auditors and other authorized representatives in Buyer's attempt to seek Rule 3-13 Relief, and shall provide such financial and operating data and other information as such persons may reasonably request in connection therewith, and (iii) instruct and cause the employees, counsel, financial advisors, auditors and other authorized representatives of the Seller and the Companies to cooperate with Buyer, including by participating in conversations with the SEC and answering any questions that may be posed by the SEC, in connection with Buyer's attempt to seek Rule 3-13 Relief, and shall provide such financial and operating data and other information as such persons may reasonably request in connection therewith.

     Not later than April 15, 2000 the Seller shall deliver to the Buyer the Minimum Required Financial Statements. Further, the Seller shall deliver to the Buyer any Additional Required Financial Statements that comply in all material respects with all of the conditions specified in the SEC Relief Approval as promptly as practicable but in no event more than twenty (20) Business Days after the date of the SEC Relief Approval; provided that Seller shall not be obligated to deliver any Additional Required Financial Statements to the extent that delivery of such Additional Financial Statements is not possible by reason of the fact that the information called for in such Additional Financial Statements is not obtainable. Such financial statements shall be accompanied by a duly executed audit report (in case of year-end financial statements) or a review under Statement of Accounting Standards No. 71 (in the case of interim period financial statements), in each case provided by an independent accounting firm (the "Auditors") of international reputation (it being understood that Ernst & Young is an accounting firm of international reputation and, subject to the limitation set forth below, retained for this purpose by the Buyer). Seller shall, and shall use its best reasonable efforts to cooperate with and cause the Auditors to, co-operate with Buyer, its counsel, auditors and other authorized representatives in the preparation of any pro forma financial statements that are required pursuant to Regulation S-X. The aforesaid shall apply also with respect to financial statements requested by the Buyer to be used in connection with any proposed offering of securities by the Buyer; provided such requested information is of the type customarily used in connection therewith and provided further that the Buyer shall give the Seller advance written notice, to the extent practicable, and shall consult with the Seller as regards the timetable for collecting the required financial statements and the Seller shall respond promptly to minor requests and, as to other requests, without undue delay; it being recognized that the Seller expects a required lead time for collecting additional financial statements of up to one (1) month. The preceding sentence shall apply for as long as the Seller has obligations pursuant to the second paragraph of Section 10.6.

     The Seller has been advised by the Buyer that the Buyer is required by the rules of We SEC and the covenants of its outstanding debt securities to file such financial statements and pro forma financial statements with the SEC and that the Seller's failure to comply with this covenant would cause the Buyer to violate the Securities Exchange Act of 1934 and the covenants contained in its outstanding debt securities.

     The Buyer hereby agrees to retain the services of Ernst & Young, but only for so long as Ernst & Young satisfies the requirements of the SEC with respect to the "independence" of auditors.

     The Buyer's contacts with the SEC shall be made in consultation with the Seller; the purpose of such consultation being to, consistent with the goal of obtaining Rule 3-13 Relief, minimize the scope of work required to obtain the Rule 3-13 Relief.

10.6 Within a period of twelve (12) months after the Closing Date the Seller shall, and shall use its reasonable best efforts to cooperate with and cause its Affiliates and the Auditors to cooperate with the Buyer, its counsel, auditors and other authorized representatives in the preparation of reasonable pro forma financial information requested by the Buyer to be used in connection with any proposed offering of securities by the Buyer (provided that such requested financial information is of the type customarily included in offering memorandums for securities of the type being offered by the Buyer).

     From the date of this Agreement through the date the Buyer is no longer required to file financial statements with respect to the Group pursuant to Rule 3-05 (b)(4)(iii) and (iv) of Regulation S-X under the
     Securities Exchange Act of 1934 (as may be subsequently amended) the Seller will use its best efforts to cause the Auditors (subject to the payment by Buyer of reasonable compensation to the Auditors) to (i) provide any consents reasonably requested by Buyer in connection with any filings made by Buyer under the Securities Act of 1993 or the Securities Exchange Act of 1934, (ii) cooperate with the Buyer, its counsel and auditors in connection with any review by the SEC of the Buyer's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, including without limitation by assisting in the preparation of written responses to any comments delivered by the staff of the SEC and by participating in conversations with the SEC and answering any questions that may be posed by the SEC in connection with such review, in each case to the extent the financial information audited or reviewed by the Auditors are relevant thereto, (iii) supply all requested information to, and make themselves available to, the Buyer, its counsel, auditors and other authorized representatives in connection with any "due diligence" review of the Buyer, and (iv) provide any requested letters containing statements and information of the type customarily included in accountant "comfort letters" in connection with offerings of securities in the United States of America.

     In case the Buyer is contemplating any action (other than the Rule 3-13 Relief) which implies the involvement of the Seller pursuant to this
     Section 10.6, the Buyer shall give the Seller written advance notice, to the extent practicable, and consult with the Seller as regards the timetable for collecting the required financial information. Seller shall take action without any undue delay; it being recognized that the Seller expects a required lead time for such collection of information to be up to one (1) month.

10.7 The Buyer shall procure that the retiring board members, alternates and directors of each of the Companies shall be discharged from liability as members of the board and as directors as regards the period of their offices until their resignation, at the ordinary shareholders meetings to be held immediately subsequent to Closing, provided that the auditors of such Company recommend that such discharge is given where applicable, or otherwise indicate such recommendation in accordance with local practice. Further, the Buyer shall hold such individuals harmless from any claims based on such liability except for (i) claims made by any member in the Perstorp Group and (ii) for liability resulting from a criminal offence by such individual under the applicable jurisdiction of the relevant Company prior to Closing.

10.8 The parties shall procure that current accounts for supply of materials, products, services and other current business relationships (including the right for the Companies to use, bee of charge, the name "Perstorp" for a period of up to six (6) months from the Closing Date) between the Companies, on one hand, and companies in the Perstorp Group, on the other hand, shall be settled as agreed upon in the Internal Agreements. However, in Europe and South America said period shall be determined to a maximum of ten (10) years from the Closing Date subject to the terms and conditions of the Name License Agreement attached hereto as Schedule 10.8, including the obligation of the Buyer to pay after the third anniversary of the Closing Date a royalty to the Seller.

10.9 Within a period of twelve (12) months after the Closing Date, the Seller shall, at its cost and expense, cause all registrations of the Intellectual Property owned by the Companies but registered in the name of an Affiliate to the Seller to be registered in the name of the owner with the respective national and international registers, provided, however that the Seller shall not be required to effect such registration with respect to rights that have not been used by the Group during the eighteen (18) months prior to the Closing Date unless otherwise requested by the Buyer. The Seller shall after the Closing Date not be required to take any further actions whatsoever with respect to the administration of the Group's Intellectual Property that is not transferred in accordance with the foregoing.

10.10 The Buyer shall promptly reimburse the Seller for any and all expenses and disbursements related to counsel, financial advisors, auditors and other authorized representatives of the Seller, its Affiliates and the Companies and reasonable costs and disbursements for employees of such entities incurred in activities related to compliance of Sections 10.5 and 10.6.

10.11 The Brazilian Indemnity shall be provided by each of the Seller and the Buyer in the form set within Schedule 1.6.1.

10.12 The Buyer shall be responsible for payment of all fines and other charges, if any, imposed on the Buyer and/or the Seller, its Affiliates and representatives, by competition authorities in relation to any and all notifications pursuant to Section 10.3.

      The Buyer shall use all reasonable endeavours to obtain the approval of the relevant competition authorities for the transactions contemplated by this Agreement. Such endeavours shall include but not be limited to divestiture of corporate entities and other structural and/or behavioural undertakings.

      The Buyer will promptly and fully indemnify and hold harmless the Seller, its Affiliates and their representatives for any and all claims, fines, penalties, losses, liabilities, costs and expenses incurred by said parties or individuals related to the requirement for regulatory competition law approval for the transactions detailed in this Agreement, except to the extent that such claims, fines, penalties, losses, costs and expenses are attributable to a breach by the Seller of its obligations under Section 10.3 of this Agreement.

10.13 Within a period of six (6) months after the Closing Date and at the written request of the Buyer specifying the relevant issues, the Seller shall cause its Affiliates and the Buyer shall cause the relevant company in the Group to amend existing Internal Agreements (excluding all lease agreements) to comply with the following principles

      (a)  The Internal Agreements shall reflect the information in Schedule
           1.21;

      (b) Internal Agreements, which provide for the supply of raw material and services shall have a price level corresponding to market price (where such price is readily available) on a quarterly basis; and

      (c) Internal Agreements, listed in Schedule 1.21 items 2, 10, 12-14, 17, 21-23 and 29-30, shall have a notice period for regular termination of two (2) years.

      (d)  Notwithstanding the provisions of Section 10.13(c), the relevant
           UK Internal Agreements shall provide for a notice period of 90 days to termination by Perstorp Surface Materials (UK) Ltd in the event of the closure by Perstorp Surface Materials (U.K.) Ltd of the plant in Aycliffe, UK provided that as regards supply of steam to the Seller's Affiliate's plant at the said site, the Buyer undertakes to supply steam to the Seller (its Affiliate) for as long as said Affiliate's plant is not sold, at cost and without any limitation on volume or in time and should the Buyer sell the Aycliffe UK facilities, the Buyer is obligated to cause the new owner to undertake the same commitment.

      (e) The notice period for termination by the landlord pursuant to the Lease Agreement in Schedule 1.21, item 24, for termination by June 2002 shall be not less than two (2) years.

      The above provisions shall apply mutatis mutandis with respect to the Seller's right to amend Internal Agreements.

      To the extent a request for amendment has not been given within said period, these provisions shall have no further effect.

11.  CERTAIN POST-SIGNING AND PRE-CLOSING MATTERS

11.1 From the date hereof until the Closing Date, the Seller shall cause the Companies to conduct their businesses in the ordinary course consistent with past practice and to use their best efforts to preserve intact their business organizations and relationships with third parties.

11.2 [Reserved]

11.3 This Agreement may be terminated at any time prior to the Closing by (i) mutual written agreement of the Seller and Buyer or (ii) by either the Seller or Buyer if the Closing shall not have been consummated on or before March 24, 2000.

11.4 Buyer and the Seller hereby agree (i) that the sole recourse of the Seller and any of its Affiliates under this Agreement, including without limitation in respect of any breach hereunder, whether knowing or unknowing, wilful or otherwise, shall be to Buyer and not to any Affiliate of Buyer or to Formica Corporation or to any Affiliate of Formica Corporation or any other person and (ii) that the Seller shall be entitled to keep as damages, the full amount of the prepaid part of the Purchase Price pursuant to Section 2.2 in case of any termination pursuant to Section 11.3(ii), provided that Section 3.2, first paragraph does not apply.

12.  CONFIDENTIALITY

     Subject to Section 13.5, the Seller undertakes to the Buyer, for a period of three (3) years from the Closing Date, not to disclose or otherwise divulge to any third party, or use for its own purposes or for its own business, any confidential information proprietary to any of the Companies, except (i) with respect to information which the Seller can show has fallen into the public domain without any fault on the part of the Seller or (ii) if necessary for the Seller to assert or defend itself against any claim which may arise out of the non-performance by either party of any of its obligations under this Agreement; or (iii) as may be required by law, including without limitation the disclosure rules of the U.S. securities laws.

13.  NON-COMPETE OBLIGATION

13.1 Subject to Section 13.5 below, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, for a period of three (3) years from the Closing Date manufacture, sell or distribute any product currently sold in the Business in any country in which the Companies are conducting business on the Closing Date.

     Notwithstanding the provisions in Section 13.1 above, the Seller or any of its Affiliates shall not be prevented from acquiring any business competing with the

     Business provided that (i) it is acquired as and constitutes a part of another business and the competing business constitutes less than thirty
     (30)% of the entire acquired business in terms of revenues; and (ii) the Buyer is offered an opportunity to purchase from the Seller or its Affiliates the competing business at fair market value within six (6) months from the date it was acquired by the Seller or its Affiliates.

13.2 In no event shall the Seller or any of its Affiliates be prevented from continuing to develop or participate in the development of laminate or foils materials usable in the laminate flooring business carried out by the Seller's Affiliates.

13.3 Subject to Section 13.5 below, the Seller undertakes for a period of three (3) years from the Closing Date, not to, directly or indirectly, solicit, entice, persuade or induce currently employed persons in the Group to leave her/his employment to be employed in the Perstorp Group (such undertaking shall not prevent employment of an individual which by own choice decides to seek employment in the Perstorp Group).

13.4 Subject to Section 13.5 below and except for actions and activities in the ordinary course of business, the Seller undertakes for a period of three (3) years from the Closing Date, not to, directly or indirectly, solicit, entice, persuade or induce any individual or entity which currently is a customer, consultant, vendor, supplier, lessor or lessee of the Group for the purpose of any such individual or entity to terminate or refrain from renewing or extending its contractual or other relationship with any of the Companies and the Seller shall not approach any such customer, consultant, vendor, supplier, lessor or lessee for any such purpose (such undertaking shall not prevent the Perstorp Group from maintaining a business relationship with such individuals or entities).

13.5 The Buyer has elected not to buy Perstorp Laminatproduktion AB ("PLP"), a company which belonged to the Group prior to the Closing Date and which presently is only involved in the manufacture of laminates, primarily for Pergo Holding AB and its affiliates. In order to establish an opportunity for said company (and its successors in business, if any) to operate outside the Group the parties agree as follows:

     (i) all rights to use the patents which are the subject matter of the License Agreement between the Company and Pergo Holding AB dated December 9, 1999 and related know how, shall be transferred from the Company to PLP provided that a royalty-free, non-exclusive license with respect thereto shall be granted to the Buyer or all of its products other than any flooring products on terms and conditions comparable to those currently in effect;

     (ii) all rights and obligations being the subject matter of the agreements regarding sharing of R&D resources and development and services between the Company and Pergo Holding AB shall be transferred from the Company to PLP;

     (iii) no limitation whatsoever shall be imposed on PLP with respect to confidentiality or competition (the Seller's undertakings under Sections 12 and 13.1-13.4 not being applicable on PLP and its business), except that the "Perstorp" brand name on laminates will not be used as long as the Name License Agreement pursuant to
          Schedule 10.8 is in effect,

     (iv) warranties of the Seller hereunder are given assuming that PLP is not a member of the Group;

     (v) the Seller shall indemnify and hold the Buyer and its Affiliates harmless from all costs, claims and expenses which might result from PLP, any related assets and the removal of PLP and the related assets from the Group;

     the confidentiality undertaking pursuant to Section 12 shall apply mutatis mutandis to the Buyer and its Affiliates, and the Buyer shall ensure that such undertaking applies to the Group as regards the business of PLP.

14.  MISCELLANEOUS

14.1 Any notice or other communication under this Agreement shall be in writing and sent by mail together with confirming telefax to the address of the party concerned as set out below or to such other address as may be notified in advance from time to time in writing:

    To the Buyer    Formica Corporation c/o General Counsel
                    15 Independence Blvd.
                    Warren, New Jersey, 07059
                    United States
                    Fax No.: 908-647-89 44

    To the Seller:  Perstorp Nederland B.V.
                    c/o Managing Director
                    Rontgenstraat 18
                    NL-3261LK OUD BEIJERLAND
                    the Netherlands
                    Fax No.: +31 1866 20306

    With a copy to: Perstorp AB
                    c/o Chief Financial Officer
                    SE-248 8O PERSTORP
                    Sweden
                    Fax No.: +46-435-388 13

    All communication shall be in English.

14.2 This Agreement, including all schedules hereto, constitutes the entire agreement between the parties with respect to the transactions covered hereby and supersedes any prior understanding, written or oral, with respect to such transaction.

14.3 No amendment or supplement to this Agreement shall be valid, unless in writing duly executed on behalf of both parties.

14.4 If any part of this Agreement is held to be invalid or unenforceable, such determination shall not invalidate any other provision of this Agreement, however, that the parties shall through negotiations in good faith attempt to replace any part of this Agreement so held to be invalid or unenforceable. If the parties fail to reach an agreement on a replacement provision, it shall not affect the validity of the remaining part of this Agreement.

14.5 This Agreement may not be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, Buyer shall have the right to assign to any of its Affiliates, its lendors or an Affiliate of one or more of Buyer's indirect equity investors, DLJ, CVC US and CVC UK as transferee of the Shares and/or assignee of the rights and duties hereunder provided that Buyer shall remain fully liable, as for its own debt, for any and all obligations pursuant to this Agreement.

14.6 If any party should at any time waive its rights due to breach or default by the other party of any of the provisions of this Agreement, such waiver shall not be construed as a continuing waiver regarding other breaches or defaults of the same or other provisions of this Agreement.

14.7 Each party shall carry its own costs and legal or other advisory expenses incurred in connection with the preparation, negotiation and execution of this Agreement.

14.8 Save as required for by law or applicable stock exchange rules, the content of this Agreement shall be kept strictly confidential. All press releases and other public relations with regard to this Agreement shall be mutually approved by both parties in advance.

15.  APPLICABLE LAW AND ARBITRATION

15.1 This Agreement shall be governed by and construed in accordance with the laws of Sweden.

15.2 Except as expressly set out in Section 5.6 above, any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The Arbitral tribunal shall be composed of three (3) arbitrators.

15.3 The place of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings, its documentation and award shall be English.

15.4 Any judgement upon an award, rendered by the arbitrators shall be enforceable against the parties in accordance with the 1958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards, as amended.

                                  ---------

     IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate, each party taking one (1) copy.

     Place: Perstorp                    Place: Warren, New Jersey
     Date:  March 1, 2000               Date:  Feb. 29, 2000

     PERSTORP NEDERLAND B.V.            AB GRUNDSTENEN 87345,556586-1423,
                                        under change of name to Decorative
                                        Surfaces Holding AB

     /s/ Torbjorn Clementz              /s/ John C. Burns
     -----------------------------      -----------------------------
     By:    Torbjorn Clementz           By:    John Burns
     Title: Managing Director           Title: Director

     /s/ Ake Fredriksson
     -----------------------------
     By:    Ake Fredriksson
     Title: Chairman

                                        Date Feb 29, 2000

                                        /s/ Vincent D. Langone
                                        -----------------------------
                                        By     Vincent D. Langone
                                        Title  Chairman & CEO